Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. APPOINTS PAUL LANGDALE AS CHIEF FINANCIAL OFFICER

July 29, 2022
McKINNEY, Texas -- Independent Bank Group, Inc. (NASDAQ: IBTX) today announced the appointment of Paul Langdale as Chief Financial Officer. Mr. Langdale is replacing Michelle Hickox, who has served as Chief Financial Officer of Independent Bank Group, Inc., and its subsidiary Independent Bank since 2012. Ms. Hickox will remain employed in an advisory capacity to facilitate the transition until October 1, 2022.
“I am tremendously grateful for Michelle’s leadership over the years. She was instrumental in helping us emerge as a public company through our IPO in 2013, and she has since led our accounting and finance teams through a period of rapid growth,” said Independent Bank Group Chairman & CEO David R. Brooks. “We wish her the best, and we look forward to building on the work she has done as our company continues to grow and evolve into the future.”
Mr. Langdale joined the Company in 2018, and has held increasingly senior positions in finance, investor relations and corporate development, most recently serving as Executive Vice President, Corporate Development & Strategy. Mr. Langdale began his banking career in 2010. He served as Vice President, Strategic Services for PlainsCapital Corporation until mid-2013, when he left to pursue an M.B.A. at the University of Texas at Austin. While in Austin, he was active in the private equity and venture capital industry, serving as a Venture Fellow and working with early-stage companies in financial technology and other industries. Mr. Langdale holds a B.A. and an M.B.A. from the University of Texas at Austin.
“Paul has proven himself to be a great strategic partner to me and the Board as we position the organization for future growth and development,” said Chairman & CEO David R. Brooks. “His deep understanding of complex finance and technology disciplines, coupled with the strong relationships he’s built across the organization, give the Board and I great confidence that he is the ideal strategic CFO to help us execute our plan.”
“I am excited to take on this opportunity,” said Mr. Langdale. “I look forward to working with my talented colleagues across the organization in an expanded capacity as we continue to evolve our company in pursuit of future growth and value creation for our shareholders.”
About Independent Bank Group
Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Ft. Worth, Austin, and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.

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Wendi Costlow Executive Vice President, Chief Marketing Officer (972) 562-9004 Wendi.Costlow@ifinancial.com